EXHIBIT 10.28

Director Compensation Schedule

Pre-Offering

Commencing January 1, 2011 and terminating upon the completion of the offering, Robert Deuster, R. Douglas Norby and Bruce Rhine and Richard Post will each receive $5,000 per calendar quarter for their services as directors.

Post-Offering

Upon the completion of the initial public offering of shares of our common stock, each non-employee director is entitled to the following:

Annual retainer fees for service on the board of directors (for participation in up to five meetings per year):

Each director	$25,000

Additional annual retainer fees for board of director committee service:

Chair of audit committee (for participating in up to six meetings per year)	$10,000
Other members of audit committee (for participating in up to six meetings per year)	$1,500
Chair of compensation committee (for participating in up to three meetings per year)	$5,000
Other members of compensation committee (for participating in up to three meetings per year)	$1,500
Chair of governance and nominating committee (for participating in up to three meetings per year)	$5,000
Other members of governance and nominating committee (for participating in up to three meetings per year)	$1,500

A non-employee director who participates in a board of director or committee meeting in addition to the number of meetings set forth above in a given year will receive an additional $1,000 per meeting attended in person and $500 per meeting attended by telephone.

Also, effective at our first annual meeting of stockholders after the completion of this offering and on the date of each annual meeting thereafter, each non-employee director shall receive a grant of restricted stock units equal to 6/100ths of 1% (0.06%) of our issued and outstanding common stock outstanding as of the record date for such annual meeting, with each such grant to vest in four equal quarterly installments commencing on the date of such annual meeting.